Exhibit 99.2

Investment Corporation

Aames Investment Corporation Declares Final Dividend of $0.49 per Share

Los Angeles, California, September 15, 2006 – Aames Investment Corporation (NYSE: AIC), a nationwide subprime mortgage lender, today announced that its Board of Directors declared a final cash dividend of $0.49 per common share. The dividend is payable on September 28, 2006, to shareholders of record as of September 25, 2006.

About Aames Investment Corporation

Aames is a nationwide subprime mortgage lender and, through its subsidiary, Aames Financial Corporation, originates mortgage loans in 47 states. Aames Financial is a fifty-year old national mortgage banking company focused primarily on originating subprime residential mortgage loans through its retail channel under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the Company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; (x) the occurrence of natural disasters; (xi) extensive government regulation; and (xii) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules.  For a more complete discussion of these risks and uncertainties and information relating to the Company, see the Form 10-K for the year ended December 31, 2005 and other filings with the SEC made by the Company.  Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at investorinfo@aamescorp.com via email